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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement of Mac-Gray Corporation, Mac-Gray Services, Inc. and Intirion Corporation on Form S-4, of our report dated March 4, 2005, on the financial statements of Web Service Company, Inc., Central and Northwest Regions as of December 31, 2004 and December 31, 2003 and for the three years ended December 31, 2004, appearing in Mac-Gray Corporation's Current Report on Form 8-K/A, which was filed with the Securities and Exchange Commission on March 24, 2005. We also consent to the reference to us under the caption "Experts" in such Registration Statement.

/s/ Hurley & Company

Hurley & Company
Granada Hills, California
September 29, 2005

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EXHIBIT 23.2